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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-39215, 333-26153, 333-17299, 333-15181, 33-80706, 33-65756)
pertaining to the 1996 Employee Stock Purchase Plan, the 1993 Stock Option Plan, the 1995 Nonstatutory Stock Option Plan, the 1993 Employee Stock Purchase Plan and the 1993 Director Stock Option Plan of OPTi Inc. of our report dated February 9, 2001 (except as to the last sentence of the first paragraph of Note 6, as to which the date is March 28, 2001) with respect to the consolidated financial statements and schedule of OPTi Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

                                          /s/ ERNST & YOUNG LLP

San Jose, California
March 28, 2001